Exhibit 10(x)

Office of the Chairman of the Committee on Management
Constellation Energy Group Board of Directors

August 5, 2002

Christian H. Poindexter
1246 Ashby Court
Arnold, MD 21012

Dear Chris:

    This letter confirms that on July 22, 2002, the Board of Directors of Constellation Energy Group confirmed you as Chairman of the Executive Committee of the Board, and elected you as a member of the Board Committee on Nuclear Power. This letter also confirms your current compensation and benefits, as well as the benefits you are entitled to receive at retirement, which is scheduled to occur on October 1, 2003. This letter further confirms that while you are a continuing active employee of the Company, you will not provide consulting or similar services to any business or entity other than the Constellation companies (except that you may provide services as a director or other capacity, with the prior consent of the Chief Executive Officer of the Company, to energy industry or trade groups), and you will continue to advocate and support the Company's reputation and standing.

     The following summarizes your compensation and benefits:

Annual Base Salary	$900,000
2002 and 2003 Annual Incentive Plan Target Opportunity	100% of Annual Base Salary
Long-Term Incentive Plan Outstanding Grants:
Performance-Based Restricted Stock (2000-2002 performance period with performance factors as set forth in your restricted stock agreement)	34,000 shares
Service-Based Restricted Stock
Restrictions Lapse 12/31/02	33,333 shares
Restrictions Lapse at retirement	25,000 shares

E-1

Stock Options (vested options remain exercisable until 5/18/10)
Vested 5/18/01	178,667 options
Vested 5/18/02	178,667 options
Vests 5/18/03	178,666 options
Senior Executive Supplemental Plan Voluntary Special Early Retirement Lump Sum	$3,297,960
Regular Supplemental Plan Benefit	Will be calculated at retirement based on 60% of your Average Annual Base Salary and Average Incentive Award (or if higher, based on 60% of your final Annual Base Salary and Average Incentive Award under the Supplemental Pension Plan), and you will then have the opportunity to begin distributions from the plan or to rollover the benefit to the Nonqualified Deferred Compensation Plan
Split Dollar	Will continue under bonus/collateral assignment arrangement until rollout (when Company will receive its interest and release the collateral assignment)
Supplemental Benefit Plan	Disability benefits continue until retirement, and tax, financial and estate planning benefits continue for the duration of your retirement
Nonqualified Deferred Compensation Plan	You may continue to contribute to the Plan until retirement, at which time your benefits are available for distribution beginning the year after retirement

    In addition to the above, until retirement you will continue to participate as an active employee in the Company's Pension Plan, Employee Savings Plan, and welfare plans under the Flexible Benefits Program, and to receive senior executive-level perquisites.

    Following your retirement, you may keep your Company-furnished home computer, cell phone, and security system, and you will be provided at Company expense the following benefits and perquisites:

         For the duration of your retirement:

             Supplemental Matching Gifts

         For the duration of your service on the Board of the Greater Baltimore Committee (scheduled to continue through          May, 2005):

E-2

             Automobile

             Use of fleet drivers

             One of the Company’s corporate Caves Valley memberships will be promptly converted to a personal membership              for you, and the Company will cover all of your non-personal Caves Valley expenses

             Center Club Membership at Company expense

     The Company will also cover all expenses related to your continued board service with energy industry and trade groups, and executive travel arrangements for you and Marilyn will continue to be provided in the same manner. While you are actively involved with industry or community groups, the Company will provide you with office space, including administrative support, and office equipment including a computer and IT support.

     The obligation to provide you with the compensation and benefits outlined above is binding on Constellation Energy Group, its successors and assigns.

     Finally, we understand that by signing below, you are providing your written resignation from your position as Chairman of the Board of Constellation Energy Group, and as Director and/or Officer of the Constellation Energy Group subsidiaries for which you served, effective July 22, 2002.

     If you have any questions about the information summarized above, please let me know.

/s/ Michael D. Sullivan

/s/ Christian H. Poindexter
Christian H. Poindexter

E-3